Exhibit 99.1

Endurance Reports First Quarter 2014 Financial Results

PEMBROKE, Bermuda – May 5, 2014 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income available to common shareholders of $96.3 million and $2.17 per diluted common share for the first quarter of 2014 versus net income of $92.1 million and $2.13 per diluted common share for the first quarter of 2013.

Operating highlights for the quarter ended March 31, 2014 were as follows:

•	Gross premiums written of $1,157.5 million, a decrease of 1.7% from the same period in 2013;

•	Net premiums written of $798.7 million, a decrease of 12.1% from the same period in 2013;

•	Combined ratio of 81.3%, which included 12.7 percentage points of favorable prior year loss reserve development;

•	Net investment income of $41.0 million, a decrease of $8.3 million from the same period in 2013;

•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange losses, of $94.4 million and $2.12 per diluted common share;

•	An operating return on average common equity for the quarter of 3.8% or 15.0% on an annualized basis; and

•	Fully diluted book value per share of $57.53 as of March 31, 2014, an increase of 4.3% from year end 2013 and up 4.9% when adjusting for dividends paid during the quarter.

John R. Charman, Chairman and Chief Executive Officer, commented, “During the first quarter we generated strong financial results as evidenced by our annualised operating return on equity of 15%. The transformation of Endurance began 12 months ago and as we promised, the much improved financial and operating performance is now emerging. This quarter our London Insurance underwriting platform is now fully staffed and we have realised significant, attractive, across-the-board premium growth from all our newly added US specialty underwriting teams. We successfully expanded our global specialty business whilst at the same time continuing the overall rebalancing and repositioning of our global reinsurance portfolio. From a strategic perspective we significantly increased our reinsurance purchasing activity across both our Insurance and Reinsurance portfolios to optimise the risk/ reward characteristics of our business.”

“Whilst we have planned for market conditions on both sides of our balance sheet to remain extremely challenging over the next couple of years, we have deliberately positioned Endurance to outperform in this environment. We remain dedicated to achieving superior returns for our valued shareholders.”

Insurance Segment

Operating highlights for Endurance’s Insurance segment for the quarter ended March 31, 2014 were as follows:

•	Gross premiums written of $652.3 million, virtually unchanged from the first quarter of 2013;

•	Net premiums written of $343.0 million, a decrease of 15.2% from the first quarter of 2013;

•	Combined ratio of 98.7%, an improvement of 0.3 percentage points from the first quarter of 2013; and

•

Favorable prior year loss reserve development of 8.1 percentage points during the current period, compared to 11.4 percentage points of favorable prior year loss reserve development in the first quarter of 2013.

The Insurance segment’s first quarter gross premiums written were virtually unchanged from the first quarter a year ago as strong growth in professional lines and casualty and other specialty products was offset by declines in the agriculture line of business. Driven by newly added global teams of specialty underwriters, gross written premiums for professional lines grew 85.0% while the casualty and other specialty lines of business expanded 32.6% compared to a year ago. Current quarter agriculture gross premiums written declined 6.5% from a year ago as the impact from reduced commodity prices was partially offset by a 6% increase in policy counts. Net premiums written in the first quarter declined 15.2% compared to a year ago as the Company purchased significantly greater reinsurance protection at very attractive terms, including a 10% whole account quota share across our entire Insurance segment’s portfolio and stop loss protection on our agriculture insurance business.

The improvement in the Insurance segment combined ratio for the quarter ended March 31, 2014 compared to the same period in 2013 was driven by lower net loss and acquisition expense ratios partially offset by a higher general and administrative expense ratio. The accident year net loss ratio in the first quarter of 2014 improved 7.5 percentage points compared to a year ago due to higher margin business underwritten by the global specialty underwriting teams added over the past 12 months. The acquisition expense ratio improved compared to a year ago due to higher ceding commissions on expanded reinsurance purchases. The general and administrative expense ratio was higher in the current quarter due to a smaller earned premium base and strategic investments being made within our global specialty insurance operations.

Reinsurance Segment

Operating highlights for Endurance’s Reinsurance segment for the quarter ended March 31, 2014 were as follows:

•	Gross premiums written of $505.2 million, a decrease of 3.7% from the first quarter of 2013;

•	Net premiums written of $455.7 million, a decrease of 9.6% from the first quarter of 2013;

•	Combined ratio of 71.4%, an improvement of 5.7 percentage points from the first quarter of 2013; and

•	Favorable prior year loss reserve development of 15.3 percentage points compared to 12.4 percentage points of favorable prior year loss reserve development in the first quarter of 2013.

The decrease in gross premiums written within the Reinsurance segment during the first quarter of 2014 over the first quarter of 2013 resulted primarily from a continued rebalancing of the portfolio as selected non-renewals and price declines in catastrophe and casualty lines of business were partially offset by growth in property, professional lines and specialty lines of business. Catastrophe gross premiums written declined compared to a year ago reflecting lower pricing due to increased competition as well as our decision to reduce our participation on select contracts. The 34.3% reduction in the casualty line of business compared to the first quarter of 2013 was the result of the non-renewal of UK motor treaties and other non-renewals of business that did not meet our profitability targets. Attractive business generated from our newly hired U.S. and Zurich teams of underwriters drove growth in our professional lines, property and specialty lines of business. Net premiums written for the first quarter of 2014 declined 9.6% compared to the first quarter of 2013 as the Company ceded a greater portion of the catastrophe line of business and purchased aggregate excess of loss reinsurance covering the Company’s global catastrophe portfolio.

The combined ratio in the Reinsurance segment in the first quarter of 2014 improved compared to the same period in 2013 predominantly due to a lower net loss ratio partially offset by higher acquisition and general and administrative expense ratios. The current quarter’s net loss ratio improved compared to a year ago predominantly driven by a greater level of specialty business that generates higher margins. The net loss ratio in the first quarter of 2014 also benefited from 15.3 percentage points of favorable prior year loss reserve development across all lines of business, compared to 12.4 percentage points for the same period a year ago. The acquisition expense ratio was higher in the current quarter compared to a year ago as new business was generated from distribution sources with higher related acquisition costs. The general and administrative expense ratio increased due to higher allocated corporate expenses and a lower earned premium base compared to a year ago.

Investments

Endurance’s net investment income for the quarter ended March 31, 2014 was $41.0 million, a decrease of $8.3 million compared to the same period in 2013. The total return of Endurance’s investment portfolio was 1.24% for the quarter ended March 31, 2014, compared to 0.60% for the quarter ended March 31, 2013. Investment income generated from Endurance’s available for sale investments increased by $0.8 million for the three months ended March 31, 2014 compared to the same period in 2013 due to modestly better returns during first quarter 2014 on Endurance’s fixed maturity portfolio. During the first quarter of 2014, Endurance’s net investment income included gains of $13.5 million on its alternative investment funds and high yield loan funds, which are included in other investments, as compared to gains of $23.1 million in the first quarter of 2013. The ending book yield on Endurance’s fixed maturity investments at March 31, 2014 was 2.04%, down from 2.36% at March 31, 2013.

At March 31, 2014, Endurance’s fixed maturity portfolio, which comprises 86.8% of Endurance’s investments, had an average credit quality of AA- and a duration of 2.94 years. Endurance’s fixed maturity portfolio was in a net unrealized gain position of $69.3 million at March 31, 2014, an increase of $23.4 million from December 31, 2013. Endurance recorded net realized gains, net of impairment losses recognized in earnings, of $4.8 million during the first quarter of 2014 compared to $5.4 million during the same period in 2013.

Endurance ended the first quarter of 2014 with cash and invested assets of $6.5 billion, which represents a 0.1% decrease from December 31, 2013. Net operating cash outflow was ($25.6) million for the quarter ended March 31, 2014 versus $23.5 million inflow for the same period in 2013. Net operating cash flows decreased compared to the same period in 2013 primarily due to reduced gross premium related cash inflows and higher ceded premium and general expenditure outflows, partially offset by lower gross loss payments.

Capitalization and Shareholders’ Equity

At March, 31, 2014, Endurance’s shareholders’ equity was $3.00 billion or $57.53 per diluted common share versus $2.89 billion or $55.18 per diluted common share at December 31, 2013. For the quarter ended March 31, 2014, Endurance declared and paid common dividends of $0.34 per share.

Earnings Call

Endurance will host a conference call on May 6, 2014 at 9:00 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (888) 539-3612 or (719) 325-2435 (international) and entering pass code: 2595909. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 20, 2014 by dialing (888) 203-1112 or (719) 457-0820 (international) and entering the pass code: 2595909.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm. Following the live broadcast, an archived version will continue to be available on Endurance’s website.

A copy of Endurance’s financial supplement for the first quarter of 2014 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per diluted common share, operating income allocated to common shareholders and the combined ratio excluding prior year net loss reserve development are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, professional lines, property, and casualty and other specialty lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “should,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2013.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands of United States dollars, except share and per share amounts)

	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$916,665	$845,851
Fixed maturity investments, available for sale, at fair value	4,794,445	4,823,964
Short-term investments, available for sale, at fair value	46,167	35,028
Equity securities, available for sale, at fair value	271,530	252,466
Other investments	621,914	617,478
Premiums receivable, net	1,265,371	669,198
Insurance and reinsurance balances receivable	136,733	127,722
Deferred acquisition costs	231,167	186,027
Prepaid reinsurance premiums	443,498	187,209
Reinsurance recoverable on unpaid losses	534,335	593,755
Reinsurance recoverable on paid losses	59,784	164,220
Accrued investment income	23,161	24,104
Goodwill and intangible assets	163,761	165,378
Deferred tax asset	48,496	51,703
Net receivable on sales of investments	83,445	54,910
Other assets	154,310	179,109

Total Assets	$9,794,782	$8,978,122

Liabilities
Reserve for losses and loss expenses	$3,847,774	$4,002,259
Reserve for unearned premiums	1,678,233	1,018,851
Deposit liabilities	18,684	19,458
Reinsurance balances payable	307,569	181,061
Debt	527,539	527,478
Net payable on purchases of investments	239,313	129,047
Other liabilities	174,561	213,419

Total Liabilities	6,793,673	6,091,573

Shareholders’ Equity
Preferred shares
Series A, non-cumulative - 8,000,000 issued and outstanding (2013 - 8,000,000)	8,000	8,000
Series B, non-cumulative - 9,200,000 issued and outstanding (2013 - 9,200,000)	9,200	9,200
Common shares
44,600,821 issued and outstanding (2013 – 44,368,742)	44,601	44,369
Additional paid-in capital	575,684	569,116
Accumulated other comprehensive income	89,359	62,731
Retained earnings	2,274,265	2,193,133

Total Shareholders’ Equity	3,001,109	2,886,549

Total Liabilities and Shareholders’ Equity	$9,794,782	$8,978,122

Book Value per Common Share
Dilutive common shares outstanding	44,689,997	44,518,210
Diluted book value per common share [a]	$57.53	$55.18

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2013, which was derived from Endurance’s audited financial statements.

[a]	Excludes the $430 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of United States dollars, except share and per share amounts)

	Quarter Ended
	March 31, 2014	March 31, 2013
Revenues
Gross premiums written	$1,157,515	$1,177,362

Net premiums written	$798,705	$908,915
Change in unearned premiums	(402,439)	(488,798)

Net premiums earned	396,266	420,117
Other underwriting (loss) income	(1,238)	749
Net investment income	40,990	49,305
Net realized and unrealized gains	4,872	6,235
Total other-than-temporary impairment losses	(111)	(806)
Portion of loss recognized in other comprehensive income (loss)	—	—

Net impairment losses recognized in earnings	(111)	(806)

Total revenues	440,779	475,600

Expenses
Net losses and loss expenses	176,896	218,970
Acquisition expenses	72,157	71,636
General and administrative expenses	73,206	66,478
Amortization of intangibles	1,617	2,101
Net foreign exchange losses	2,964	2,927
Interest expense	9,051	9,038

Total expenses	335,891	371,150

Income before income taxes	104,888	104,450
Income tax expense	(408)	(4,151)

Net income	104,480	100,299
Preferred dividends	(8,188)	(8,188)

Net income available to common and participating common shareholders	$96,292	$92,111

Per share data
Basic earnings per common share	$2.17	$2.13

Diluted earnings per common share	$2.17	$2.13

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars, except ratios)

	For the quarter ended March 31, 2014
	Insurance	Reinsurance	Reported Totals
Revenues
Gross premiums written	$652,276	$505,239	$1,157,515
Ceded premiums written	(309,249)	(49,561)	(358,810)

Net premiums written	343,027	455,678	798,705

Net premiums earned	144,021	252,245	396,266
Other underwriting loss	—	(1,238)	(1,238)

Total underwriting revenues	144,021	251,007	395,028

Expenses
Net losses and loss expenses	88,533	88,363	176,896
Acquisition expenses	12,261	59,896	72,157
General and administrative expenses	41,288	31,918	73,206

	142,082	180,177	322,259

Underwriting income	$1,939	$70,830	$72,769

Net loss ratio	61.5%	35.0%	44.6%
Acquisition expense ratio	8.5%	23.7%	18.2%
General and administrative expense ratio	28.7%	12.7%	18.5%

Combined ratio	98.7%	71.4%	81.3%

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars, except ratios)

	For the quarter ended March 31, 2013
	Insurance	Reinsurance	Reported Totals
Revenues
Gross premiums written	$652,943	$524,419	$1,177,362
Ceded premiums written	(248,249)	(20,198)	(268,447)

Net premiums written	404,694	504,221	908,915

Net premiums earned	151,152	268,965	420,117
Other underwriting income	—	749	749

Total underwriting revenues	151,152	269,714	420,866

Expenses
Net losses and loss expenses	99,464	119,506	218,970
Acquisition expenses	14,616	57,020	71,636
General and administrative expenses	35,627	30,851	66,478

	149,707	207,377	357,084

Underwriting income	$1,445	$62,337	$63,782

Net loss ratio	65.7%	44.4%	52.1%
Acquisition expense ratio	9.7%	21.2%	17.1%
General and administrative expense ratio	23.6%	11.5%	15.8%

Combined ratio	99.0%	77.1%	85.0%

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended March 31,
	Insurance		Reinsurance		Total
	2014	2013	2014	2013	2014	2013
Net loss ratio	61.5%	65.7%	35.0%	44.4%	44.6%	52.1%
Acquisition expense ratio	8.5%	9.7%	23.7%	21.2%	18.2%	17.1%
General and administrative expense ratio	28.7%	23.6%	12.7%	11.5%	18.5%	15.8%

Combined ratio	98.7%	99.0%	71.4%	77.1%	81.3%	85.0%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the quarter ended March 31,
	Insurance		Reinsurance		Total
	2014	2013	2014	2013	2014	2013
Net loss ratio	8.1%	11.4%	15.3%	12.4%	12.7%	12.1%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended March 31,
	Insurance		Reinsurance		Total
	2014	2013	2014	2013	2014	2013
Net loss ratio	69.6%	77.1%	50.3%	56.8%	57.3%	64.2%
Acquisition expense ratio	8.5%	9.7%	23.7%	21.2%	18.2%	17.1%
General and administrative expense ratio	28.7%	23.6%	12.7%	11.5%	18.5%	15.8%

Combined ratio	106.8%	110.4%	86.7%	89.5%	94.0%	97.1%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, net of prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

GROSS AND NET PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following tables show Endurance’s gross and net premiums written for the quarters ended March 31, 2014 and 2013:

	Quarter Ended March 31, 2014		Quarter Ended March 31, 2013
	Gross Premiums Written	Net Premiums Written	Gross Premiums Written	Net Premiums Written
Insurance
Agriculture	$527,894	$281,645	$564,474	$341,130
Casualty and other specialty	74,895	41,721	56,467	43,261
Professional lines	38,780	14,570	20,964	14,203
Property	10,707	5,091	11,038	6,100

Subtotal Insurance	$652,276	$343,027	$652,943	$404,694

Reinsurance
Catastrophe	$126,648	$78,963	$147,866	$131,398
Property	166,413	166,322	148,411	148,411
Casualty	84,982	83,392	129,392	127,963
Professional lines	25,619	25,619	12,307	12,307
Specialty	101,577	101,382	86,443	84,142

Subtotal Reinsurance	$505,239	$455,678	$524,419	$504,221

Total	$1,157,515	$798,705	$1,177,362	$908,915

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share, per share amounts and ratios)

The following is a reconciliation of Endurance’s net income, net income per diluted common share, net income allocated to common shareholders under the two-class method and annualized return on average common equity to operating income, operating income per diluted common share, operating income allocated to common shareholders under the two-class method and annualized operating return on average common equity (all non-GAAP measures) for the quarters ended March 31, 2014 and 2013:

	March 31, 2014	March 31, 2013
Net income	$104,480	100,299
Add (less) after-tax items:
Net foreign exchange loss	2,972	2,909
Net realized and unrealized gains	(5,004)	(5,992)
Net impairment losses recognized in earnings	111	772

Operating income before preferred dividends	$102,559	$97,988
Preferred dividends	(8,188)	(8,188)

Operating income allocated to common and participating common shareholders	$94,371	$89,800

Operating income allocated to common shareholders under the two-class method	$91,658	$88,328

Weighted average diluted common	43,160,442	42,443,936

Operating income per diluted common share [b]	$2.12	$2.08

Average common equity [a]	$2,513,829	$2,308,424
Operating return on average common equity	3.8%	3.9%

Annualized operating return on average common equity	15.0%	15.6%

Net income	$104,480	$100,299
Preferred dividends	(8,188)	(8,188)

Net income available to common and participating common shareholders	$96,292	$92,111

Net income available to common shareholders under the two-class method	$93,523	$90,601

Net income per diluted common share	$2.17	$2.13

Return on average common equity, Net income	3.8%	4.0%

Annualized return on average common equity, Net income	15.3%	16.0%

[a]	Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $430 million liquidation value of the preferred shares.
[b]	Represents diluted losses per share calculated under the two-class method, which was the lower of the treasury stock method and the two-class method.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income allocated to common shareholders (excludes unvested restricted shares outstanding which are considered participating) per diluted common share represents operating income divided by weighted average dilutive common shares, which has been calculated in accordance with the two-class method under U.S. GAAP. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with the two-class method under GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

Contact:

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

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